EXHIBIT 2.01(a)

FIRST AMENDED AND RESTATED
SHARE PURCHASE AGREEMENT

This FIRST AMENDED AND RESTATED SHARE PURCHASE AGREEMENT (this “Agreement”) is made this as of the 7th day of July, 2004 by and among EaglePicher Investments, LLC, a limited liability company duly formed and existing under the laws of the state of Delaware with its principal place of business at 3402 East University Drive, Phoenix, Arizona 85034 (“Investor”); Kokam Engineering Co., Ltd., a company duly formed and existing under the laws of the Republic of Korea (“Korea”) with its principal place of business at #304, 2Na, Sihwa-Kongdan, 1261-3, Jungwang-dong, Siheung-si, Kyunggi-do (the “Company”); and Ji-Jun Hong, a Korean national having a resident identification number of 560227-1149414 (“Major Shareholder”). Investor, the Company and Major Shareholder may collectively be referred to as the “Parties” and, individually, as a “Party”.

RECITALS:

A. The Parties entered in that certain Share Purchase Agreement dated June 17, 2004 for the sale of 21,054,489 shares of voting common stock of the Company by Major Shareholder to Investor (the “Original SPA”).

B. The Parties now wish to amend certain provisions of the Original SPA and have agreed to amend and restate the Original SPA in its entirety on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants stated below, the Parties agree as follows:

Article 1. Sale and Purchase of the Shares.

1.1 Sale and Purchase. Subject to the terms and conditions of this Agreement, Major Shareholder shall sell and deliver to Investor, and Investor (in reliance upon the representations and warranties and the undertakings and indemnities contained or referred to herein) shall purchase from Major Shareholder 21,054,489 shares of voting common stock of the Company, par value KRW 500 (the “Shares”).

1.2 Initial Purchase Price.

     (a) The initial purchase price for the Shares shall be KRW six and one-half (6.5) billion, (the “Initial Purchase Price”). The Initial Purchase Price shall be payable in two installments as follows:

     (i) The first installment of one million US Dollars (US$1,000,000) (the “Earnest Money Deposit”) will be paid within [three (3)] days after the Bank of Korea has approved the transactions contemplated herein and the necessary foreign investment report has been submitted to the applicable foreign exchange bank as required under Korean law. The second installment (the “Closing Payment”) representing the remaining difference between the Initial Purchase Price and the Earnest Money Deposit will be payable on the Closing Date (as defined below) in Korean Won. For purposes of calculating the Closing Payment, the Korean Won equivalent of the Earnest Money Deposit shall be calculated on the basis of the basic exchange rate published by the Korea Financial Telecommunications and Clearings Institute on the date the Earnest Money Deposit is paid.

Each installment shall be made by effecting a wire transfer into Major Shareholder’s bank account as notified to Investor in writing.

     (b) In the event that the Closing, as defined below, has not occurred on or before December 31, 2004, other than by reason of a failure of a condition precedent under Article 4, the Earnest Money Deposit shall be forfeit and will be kept by Major Shareholder and this Agreement shall terminate with no further payments under Section 1.2 due or owing.

1.3 Adjustment of Purchase Price.

     (a) In addition to the Initial Purchase Price, Investor shall provide additional payments (each a “Payment”) to Major Shareholder equal to one percent (1%) of ten times (10x) EBITDA of the Company for each fiscal year for a period of five (5) years commencing from the first full quarter following the Closing, prorated for any partial fiscal years that may occur, provided that, the aggregate amount of such additional payment shall in no event exceed KRW seventeen (17) billion.

     (i) All Payment calculations shall exclude all amounts payable under the License Agreement as defined in Section 4.11.

     (ii) Each Payment shall be paid within thirty (30) days from the date of the ordinary general meeting of the shareholders of the Company approving the audited financial statement for the relevant fiscal year (each a “Payment Date”). If any Payment is not paid within ninety (90) days of a Payment Date it will begin to accrue interest retroactively from the Payment Date in question until paid in full at the rate of 10% per annum.

     (b) Investor covenants that it will use sound business judgment in its support of the management team of Company following the Closing, as defined below, and will use its best efforts to maximize results for all shareholders of the Company in both the short and long term.

     (c) For all purposes under this Agreement, “EBITDA” means the Company’s earnings before income taxes, depreciation and amortization, as determined in accordance with United States GAAP and as reflected in audited financial statements prepared by Investor’s independent auditor for the relevant fiscal year of Investor’s consolidated group.

     (d) In the event that Investor sells the Shares to a third party (a “Change of Control”) during the five (5) year period contemplated by Section 1.3(a), unless such third party agrees in writing to be bound by the terms of this Agreement, Investor shall pay to the Major Shareholder a sum equal to five million US Dollars (US$5,000,000) less any payments made under Section 1.3(a) to the date of the payment under this Section 1.3(d). It shall not be considered a Change of Control for the Investor to transfer the Shares to any entity within its consolidated group including, without limitation, any parent, sister or subsidiary company and Major Shareholder specifically acknowledges that such a transfer will not trigger any payment under this Section 1.3(d). Further, if the Company’s shares become publicly traded, this Section 1.3(d) will be null and void and the Investor may sell its Shares at any time without any restriction or payment to the Majority Shareholder.

Article 2. Closing.

2.1 Closing Date. Subject to the satisfaction or, if permissible, waiver of the conditions precedent set forth in Article 4, the closing of the sale and purchase of the Shares as contemplated by this Agreement shall take place at the offices of Horizon Law Group (the “Closing”), beginning at 10:00 A.M. local time on a date to be agreed between the Parties but in any event no later than December 31, 2004 (the “Closing Date”).

2.2 Closing Transactions

     (a) On the Closing Date, Major Shareholder shall (i) deliver to Investor the share certificates representing the Shares, free and clear of any liens, encumbrances, security interests, transfer restrictions or adverse claims (“Encumbrances”) and duly endorsed, and (ii) have caused the Company to duly register the name of Investor in the Company’s registry of shareholders as record owner of the Shares.

     (b) Investor shall pay Major Shareholder the Closing Payment on the Closing Date by effecting a wire transfer of immediately available funds into Major Shareholder’s bank account, which shall have been notified in writing to Investor at least five (5) Business Days prior to the Closing Date. Major Shareholder shall issue a receipt to Investor evidencing such payment.

     (c) Each Party shall complete or deliver, as applicable, each other item that is to be completed or delivered by it at Closing in accordance with this Agreement and any relevant law whether national, provincial or local or any decree, order, judgment, writ, award, injunction, rule or consent of or by any government authority (“Applicable Law”).

Article 3. Representations and Warranties of Major Shareholder and the Company.

Major Shareholder and the Company, jointly and severally, represents and warrants to Investor as set forth in Schedule 3 (the “Representations and Warranties”).

Article 4. Conditions Precedent to Obligation of Investor.

The obligation of Investor to purchase the Shares pursuant to Article 1 hereof and to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date, of all of the conditions set forth below, each of which is for the benefit of Investor and may be waived by Investor in its sole discretion:

4.1 Representations and Warranties. All representations and warranties of Major Shareholder and the Company contained in the Representations and Warranties were true as of the date hereof and shall be true on and as of the Closing Date as if made on such date.

4.2 Performance. Major Shareholder and the Company shall have performed and complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

4.3 No Material Adverse Change. Except as disclosed in the Disclosure Schedule, as of the Closing Date, since December 31, 2003, there has been (i) no Material Adverse Change and there have been no events or developments that individually or in the aggregate have had a Material Adverse Effect, and (ii) no change in political or economic circumstances, or Applicable Law, that would make the transactions contemplated hereby impractical or illegal. For purposes of this Agreement, “Material Adverse Change” means any event or change that is or can reasonably be expected to be materially adverse to, (x) the business, condition (financial or otherwise), operations, results of operations, regulatory status, prospects, assets or liabilities of the business of the Company or (y) the ability of the Company to consummate the transactions contemplated or to perform its material obligations under the Transaction Documents; and “Transaction Documents” means collectively, this Agreement, the License Agreement specified in Section 4.11 and the Consulting Agreement specified in Section 4.12.

4.4 Government Approvals. All necessary government approvals required for Investor, Major Shareholder and the Company’s performance hereunder and under any of the Transaction Documents (as applicable) shall have been obtained.

4.5 Third Party Consents. All necessary consents or waivers in respect of any agreements to which Major Shareholder or the Company is a party, and which relate to the subject matter of this Agreement or the other Transaction Documents, in form and substance satisfactory to Investor, shall have been obtained.

4.6 Compliance Certificate. At the Closing, each of Major Shareholder and the Company shall have delivered to Investor a certificate signed respectively by Major Shareholder (on his own behalf and on behalf of the Company) and the Company certifying that the conditions specified in Sections 4.1, 4.2 and 4.3 hereof have been fulfilled.

4.7 Due Diligence. Investor shall be reasonably satisfied with the results of investigations and review of the legal, technical, business, financial and accounting aspects of, and other matters relating to, the Company.

4.8 Company Corporate Approvals. An appropriate corporate authority of Company shall have approved the consummation of the transactions contemplated hereby and the other Transaction Documents.

4.9 Amendment of the Articles of Incorporation. The articles of incorporation of the Company shall have been amended and restated as set forth in Schedule 4.9 attached hereto at a general meeting of the shareholders of the Company, and be of full force and effect.

4.10 Appointment of Directors and the Statutory Auditor. The directors and the statutory auditor listed in Schedule 4.10 shall have resigned and the individuals designated by the Investor shall have been duly elected at a general meeting of the shareholders of the Company as directors or the statutory auditor, as the case may be.

4.11 License Agreement. A license agreement substantially in the form of Exhibit A attached hereto (the “License Agreement”) shall have been duly executed by the Company.

4.12 Consulting Agreement. A consulting agreement substantially in the form of Exhibit B attached hereto (the “Consulting Agreement”) shall have been duly executed by the Company and Major Shareholder.

4.13 Termination of Share Subscription Agreements. The Company and Major Shareholder shall have terminated the share subscription agreements listed in Schedule 4.13.

4.14 Divestiture and Amendment to Agreement. The Company and the Major Shareholder shall procure the divestment or disposal of the Company’s shares or other ownership interests in

Shanghai Green Cell Energy S&T Co., Ltd., Achem Opto-Electronic Corporation and Renoir Ink Co., Ltd. prior to the Closing Date on terms and conditions acceptable to Investor. The Company shall also have executed an amendment to that technology transfer agreement with Shanghai Green Cell Energy S&T Co., Ltd. dated July 15, 2002, which amends certain terms and conditions of the license of the Company’s technology to the satisfaction of Investor.

4.15 Confirmation of Work-For-Hire Inventions. The Company shall have, in a form acceptable to Investor, obtained and delivered to Investor written confirmations and waivers from all past and present employee-inventors who invented the inventions subject to the Company’s patent registrations or applications confirming that such invention resulted within the scope of his/her employment with the Company and has been duly assigned to the Company, and that the Company owns all rights therein, as well as waiving any claims or rights to challenge the Company’s ownership of such invention and waiving rights to receive any additional compensation for such invention.

4.16 Confidentiality and Invention Assignment Agreement. Each of the directors, officers and key employees of the Company shall have entered into a confidentiality and invention assignment agreement substantially in the form of Exhibit C.

4.17 Employee and Labor Related Matters. The Company shall have (a) implemented and commenced a policy to compensate all applicable employees for overtime, days off and nighttime work in accordance with and to the extent required by Applicable Law, (b) hired the dispatched employees listed in Schedule 4.17 as regular employees of the Company, entitled to all the rights and benefits of regular employees of the Company in accordance with Applicable Law, and (c) obtained confirmation from each of its employees, to the extent such employee voluntarily agrees, of his/her acceptance of the Company’s interim payments of severance benefits.

4.18 Confirmation of Voluntary Resignation of Director. The Company shall have, in a form acceptable to Investor, obtained duly executed confirmation letters from Mr. Jong-Kag Kim and Mr. Jin Wook Hyun, stating that their resignations from the Company’s board of directors on February 12, 2004 and March 17, 2004 respectively were voluntary and done at their own free will.

4.19 Lease Agreement with Renoir. The Company shall have, in a form acceptable to Investor, duly executed a lease agreement with Renoir Ink Co., Ltd. (“Renoir”) for Renoir’s lease of the equipment listed in Schedule 4.19 (the “Equipment”) which expressly provides Renoir’s acknowledgement that it has no title, ownership or interest in and to the Equipment other than the lease of the Equipment as provided in the lease agreement with the Company.

4.20 Jincheon-gun Property. The Company shall have, in a form acceptable to Investor, executed an agreement with Bontec Co., Ltd., or an affiliate thereof, whereby (i) the Company shall waive its rights under that Land Purchase Agreement dated April 24, 2003 between the Company and the municipality of Jincheon-gun (as amended, the “Land Purchase Agreement”) and (ii) in consideration for the Company’s waiver, Hyundai shall pay KRW 65,000,000 and indemnify the Company for any loss arising from the Company’s waiver herein.

4.21 Company Borrowings. Investor shall have received, in a form acceptable to Investor, a confirmation in writing from each of the Company’s main banks that they are prepared to continue to extend to the Company all lending arrangements and credit lines with terms not worse than that enjoyed by the Company as of the date of this Agreement.

4.22 Investor Corporate Approval. An appropriate corporate authority of Investor shall have approved the consummation of the transactions contemplated hereby and the other Transaction Documents.

4.23 Vesting of Outstanding Stock Options. The Company shall have vested all stock options outstanding under the Company’s stock option plan.

4.24 Employee Loans. The Company shall have, in a form acceptable to Investor, amended the existing loan agreements with the officers and employees listed in Schedule 4.24 (the “Borrowers”) which includes the repayment date and requires the Borrowers to provide collateral for such loans.

4.25 Amendment to Officer Severance Pay Regulations. The Company shall have amended its officer severance pay regulations in a form acceptable to Investor.

Article 5. Covenants.

Major Shareholder and the Company, jointly and severally, covenant to and agree with Investor as follows:

5.1 Ordinary Course Operations.

     (a) Except as contemplated in the Transaction Documents, and from the date of the Original SPA until the Closing Date, the Company will not, and Major Shareholder and the Company respectively will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, the Company will conduct its business in the ordinary course and in conformity with past practice and, except as contemplated under the Transaction Documents, the Company shall not, and Major Shareholder and the Company respectively undertake to Investor to ensure that the Company will not (without Investor’s prior written consent):

     (i) conduct its business in any manner other than in the ordinary course of business, or take or omit to take any action outside the ordinary course of business or that would jeopardize the continuance of their business relationships or cause any of Major Shareholder’s or the Company’s representations and warranties contained herein to be untrue at any time between the date hereof through and including the Closing Date;

     (ii) enter into, amend, modify, terminate, or permit to expire any of the Material Contracts or any government licenses or permits, or default (or take or omit to take any action that, with or without the giving of notice or passage of time or otherwise, would constitute a default) on any of its obligations under any of the Material Contracts or of any government licenses or permits, where for all purposes under this Agreement, “Material Contracts” means all contracts and agreements to which the Company is a party, other than contracts that are made in the ordinary course of business and not involving a commitment for a duration greater than six (6) months or an aggregate payment or potential liabilities in excess of KRW 12,000,000 or a negative operating profit;

     (iii) amend its articles of incorporation, other than at a general meeting of shareholders of the Company to adopt the articles of incorporation in the form attached hereto as Schedule 4.9;

     (iv) make any changes to the compensation (including stock option plans), benefits plans, or other incidents of employment of its officers or employees;

     (v) (x) make any investments, expenditures or other payments (whether in cash or other assets) exceeding KRW 12,000,000, in any single or series of related transactions, (y) incur, guarantee or otherwise become liable with respect to indebtedness exceeding KRW 12,000,000, or (z) sell, transfer, lease or otherwise dispose of assets in any transaction or series of related transactions with a fair market value in excess of KRW 12,000,000;

     (vi) issue, sell, redeem or acquire any debt obligation or equity securities of the Company, or any options or other rights to acquire the same (other than as specifically set forth in this Agreement);

     (vii) declare or pay dividends or other distributions in cash or other property on, or redeem, purchase or otherwise acquire any of, the equity securities of the Company; or

     (viii) agree to or commit to take any actions prohibited by this Section 5.1.

     (b) Except as contemplated in the Transaction Documents, Major Shareholder will not sell, transfer, pledge, restrict, or otherwise enter into any transaction with respect to Major Shareholder’s shares of the Company.

5.2 Preservation of Business. Except as otherwise expressly provided in the Transaction Documents, from the date of the Original SPA until the Closing Date, the Company shall (i) use its best efforts to preserve intact their respective present business organizations, operations, and assets and to preserve the business relationships and goodwill of licensors, customers, suppliers, and others having business relationships with the Company, and (ii) consult with Investor concerning, and the Company shall use its best efforts to keep available, the services of its officers and employees.

5.3 Closing Conditions. From the date of the Original SPA until the Closing Date, Major Shareholder and the Company shall use their best efforts to satisfy all of the conditions to Investor’s obligations to consummate the transactions contemplated hereby, as set forth in Article 4 hereof, including, without limitation, the obtaining of all necessary approvals from relevant government authorities.

5.4 Notification of Certain Matters. From the date of the Original SPA until the Closing Date, Major Shareholder and the Company shall give prompt notice to Investor of (i) the occurrence, or the failure to occur, of any event that has caused or would be likely to cause any representation or warranty of Major Shareholder and/or the Company contained in this Agreement to be untrue or inaccurate, and (ii) any failure of Major Shareholder and/or the Company to comply with or satisfy any covenant, condition or agreement to be complied with, satisfied by any of them under this Agreement. No such notification shall affect the representations or warranties of Major Shareholder and/or the Company hereunder, or the conditions to Investor’s obligations to consummate the transactions hereunder.

5.5 Further Assurance. Major Shareholder and the Company shall, at any time and from time to time, at the request of Investor, make, execute and deliver such assignments, filings, conveyances and other instruments, agreements, consents and assurances, and take or cause to be taken all action as Investor may reasonably request, for the consummation or confirmation of the transfers of the Shares and other transactions contemplated hereby.

Article 6. Indemnification.

6.1 Indemnification. Major Shareholder and the Company shall, jointly and severally, indemnify and hold harmless Investor, and its directors, officers, employees, agents, successors and assigns (collectively, the “Investor Indemnitees”) from and against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, fines, penalties, costs and expenses (including, without limitation, reasonable fees and disbursements of lawyers, accountants and other professional advisers) of any kind or nature whatsoever (whether or not arising out of third party claims and including all reasonable amounts paid in the investigation, defense or settlement of the foregoing) (collectively, “Losses”) sustained, suffered or incurred by or made against any Investor Indemnitees arising out of, based upon or in connection with (a) any inaccuracy in or breach of a representation or warranty given or made by Major Shareholder or the Company contained in this Agreement, and/or (b) any breach of any covenant, undertaking or agreement given or made by him in this Agreement. However, Major Shareholder shall not be personally liable for any Losses that occur from actions taken by him as an officer of the Company prior to Closing so long as such actions are in the ordinary course of business in conformity with past practices and Section 5.1 hereof and have been disclosed in the Disclosure Schedule (defined below).

6.2 Survival of Representations and Warranties. All representations and warranties contained in this Agreement or made in writing by any Party in connection with this Agreement shall survive the Closing and shall continue in full force and effect for a period of two (2) years after the Closing Date.

Article 7. Termination.

7.1 Termination Prior to Closing. At any time on or prior to the Closing, Major Shareholder and the Company, acting jointly as one Party, or Investor, acting as the other Party, may immediately terminate this Agreement by giving written notice of termination to the other Party, if:

     (a) the Closing has not occurred on or prior to December 31, 2004, unless the failure of such occurrence is due to the failure of the Party seeking to terminate this Agreement to perform its obligations under this Agreement;

     (b) the other Party has committed a material breach of any agreement, covenant, or other terms of this Agreement or the other Transaction Documents (to the extent applicable), and fails to cure such breach within ten (10) business days of the receipt of written notice from the non-breaching Party requesting cure of the breach;

     (c) there is an inaccuracy or incompleteness in any of the representations and warranties of the Company or Major Shareholder that is not due to an event outside the control of the Company or Major Shareholder;

     (d) an approval from any government authority necessary for the transactions contemplated hereby or under the other Transaction Documents (to the extent applicable) is ultimately denied or rejected, or if as a result of a change in any Applicable Law, the consummation of the transactions contemplated hereby or thereby become impractical or illegal;

     (e) the Company, any creditor of the Company, or any third party files for composition, corporate reorganization or bankruptcy of the Company, or the Company has become insolvent and is unable to pay any debts as they become due or has explicitly or implicitly suspended payment of any debts as they became due, or the Company has its clearinghouse privileges denied (“Bankruptcy Event”);

     (f) Major Shareholder has become subject to a Bankruptcy Event; or

     (g) if the other Party agrees in writing to the termination.

7.2 Effect of Termination. In the event of a the termination of this Agreement under any provision of this Article 7, this Agreement shall forthwith become null and void, except for Articles 6.1, 7.2, 8, 9 and 10; provided, however, that, the termination of this Agreement shall not relieve any Party of any liability for breach of this Agreement prior to the date of termination; provided further, that, notwithstanding Article 1.2(b) and without limiting any other remedy available at law, in the event this Agreement is terminated before the Closing for causes not attributable to Investor, Major Shareholder shall promptly return the Earnest Money Deposit to Investor; and further, provided, that Major Shareholder’s and Company’s sole remedy in law or in equity for breach of this Agreement by Investor shall be the retention of the Earnest Money Deposit.

Article 8 Confidentiality of Transaction

No Party or their respective affiliates shall, without the prior written consent of the other party, disclose to any third party, before or after the Closing, the existence of this Agreement or any information regarding the transactions contemplated by this Agreement except in the good faith belief of the disclosing party that such disclosure is necessary to further the legitimate business objectives or needs of the Company or to perform its obligations under this Agreement; provided, however, that this Article 8 shall not prevent any Party or any of such Party’s affiliates from disclosing any such information to attorneys, accountants or other professional advisors, or to any governmental authority.

Article 9. Dispute Resolution.

9.1 Arbitration. All disputes, claims or controversies shall be finally resolved by and through an arbitration proceeding to be conducted in Hong Kong, PRC in the English language, by a panel of three (3) arbitrators in accordance with the Rules of Arbitration of the International Chamber of Commerce. The decision of the arbitrators shall be final and binding on the Parties, without right of appeal.

9.2 Preliminary Injunction. Notwithstanding any other provision of this Agreement, any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction, pending the final decision or award of the arbitrators.

Article 10. Miscellaneous.

10.1 Notices. All notices, consents, waivers, and other communications under this Agreement shall be (i) in writing, (ii) delivered by hand-delivery, registered first class mail (return receipt requested), facsimile, or air courier guaranteeing overnight delivery, (iii) deemed to have been given on the date on which it is received, and (iv) shall be addressed to the persons and addresses specified in the signature page to this Agreement, unless otherwise notified by such Party.

10.2 Assignment. Investor may assign its rights to purchase the Shares to any affiliate prior to Closing. Major Shareholder may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties.

10.3 Amendments. This Agreement may be amended only by written agreement among Investor and Major Shareholder.

10.4 Severability. If one of more provisions of this Agreement are held to be invalid or unenforceable to any extent under Applicable Law, such provision shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by Applicable Law, so as to effectuate the Parties’ intent to the maximum extent, and the remainder of this Agreement shall be interpreted as if such provision were excluded and shall be valid and enforceable in accordance with its terms to the maximum extent permitted by Applicable Law.

10.5 Costs and Expenses. Each Party shall bear its own costs and expenses incurred in connection with this Agreement and the other Transaction Documents, including, without limitation, the fees and expenses of their respective accountants and legal counsel.

10.6 Further Assurances. The Parties shall use all reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate the transactions contemplated by this Agreement and by the other Transaction Documents.

10.7 Governing Law and Governing Language. Except as otherwise required by mandatory provisions of applicable laws of Korea, this Agreement shall be governed by, construed, and enforced in accordance with the laws of the state of Arizona, USA, without regard to any conflict of laws principle thereof. In the event of any conflict between the English language version of this Agreement and any translation thereof, the English language version shall prevail.

10.8 Entire Agreement. This Agreement (including all exhibits and schedules hereto), together with the other Transaction Documents constitute the entire agreement and understanding of the Parties hereto with respect to the subject matter of such documents, and supersedes that certain Share Purchase Agreement dated as of June 17, 2004, amongst the parties hereto, and all prior agreements and understandings, both written or oral, of the Parties relating to the subject matter of such documents.

10.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.

[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized signatories as of the day and year first written above.

COMPANY:	INVESTOR:

KOKAM ENGINEERING CO., LTD.	EAGLEPICHER INVESTMENTS, LLC
#304, 2Na, Sihwa-Kongdan	3402 E. University Drive
1261-3, Jungwang-dong	Phoenix, Arizona 85034
Siheung-si, Kyunggi-do, Korea

/s/ Ji-Jun Hong	/s/ John H. Weber

Ji-Jun Hong	John H. Weber
Representative Director	President and Chief Executive Officer

MAJOR SHAREHOLDER:

MR. JI-JUN HONG
Hyundai Apt. 501-502
172-3 Kepo-Dong
Kangnam-Ku, Seoul
Korea

/s/ Ji-Jun Hong

Ji-Jun Hong

EXHIBIT A

Form of License Agreement

EXHIBIT B

Form of Consulting Agreement

EXHIBIT C

Confidentiality and Invention Assignment Agreement

SCHEDULE 3

Representations and Warranties of Major Shareholder and the Company

Subject only to the express exceptions set forth in the section of the disclosure schedule attached hereto (the “Disclosure Schedule”) that expressly corresponds to the specified sub-section of this Schedule 3, Major Shareholder and the Company jointly and severally represent and warrant to Investor as of the date of the Original SPA, as of the date of this Agreement and as of the Closing Date with the same force and effect as if made at and as of such time (or, if such representation or warranty is made as of a specified date, as of such date) as follows, and confirm that Investor is relying upon the accuracy of each of such representations and warranties in connection with the purchase of the Shares and the completion of the other transactions contemplated hereunder and under the other Transaction Documents.

1. Due Organization.

     (a) Major Shareholder is an individual citizen of Korea and has full power and authority and is competent to execute and deliver this Agreement and to perform his obligations hereunder and to consummate the transactions contemplated hereby, including to own, hold, sell and transfer (in accordance with this Agreement) the Shares.

     (b) The Company (i) is a corporation duly organized and validly existing under the respective laws of Korea, (ii) has the requisite power and authority and legal right to own, rent, lease and operate its property and other assets, and to conduct its business as heretofore conducted, presently conducted and proposed to be conducted, (iii) is in compliance with the articles of incorporation except as set forth on Section 1(b)(iii) of the Disclosure Schedule, and (iv) except as set forth on Section 1(b)(iv) of the Disclosure Schedule, is in compliance with all laws as applicable to the Company, and no capital expenditure will be required in order to insure continued compliance therewith.

     (c) The Company has full power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to perform all of its obligations under this Agreement and the other Transaction Documents to which it is a party.

2. Due Authorization; Enforceability; No Consents.

     (a) The execution and delivery by Major Shareholder and the Company of this Agreement and all of the other Transaction Documents, and the performance by the Company of all of its obligations hereunder and thereunder have been duly authorized by all necessary action of such party (including all necessary corporate action in the case of the Company).

     (b) This Agreement is, and each of the other Transaction Documents to which it is a party, when executed by Major Shareholder and the Company will be duly executed and delivered by Major Shareholder and the Company, and constitute, or will constitute, its legal, valid and binding obligation of each of such Parties, enforceable against each such Party in accordance with their respective terms.

     (c) Except as set forth on Section 2(c) of the Disclosure Schedule, neither the execution and delivery by Major Shareholder or the Company of this Agreement or any of the other Transaction Documents to which Major Shareholder or the Company is a party, nor the performance by it of its obligations hereunder and thereunder, require the consent or approval of, or filing with, any person or entity (“Person”) or government authority.

     (d) There is no litigation pending or threatened against Major Shareholder or the Company which could adversely affect Major Shareholder’s or the Company’s ability to consummate the transactions contemplated herein or in the other Transaction Documents, nor will any such litigation or claim arise from the consummation of the transactions contemplated herein and in the other Transaction Documents.

3. Capitalization; Ownership of Issued Shares.

     (a) As of the date hereof, the authorized capital stock of the Company consists of 100,000,000 shares of voting common stock, par value KRW 500 per share, of which 41,195,600 shares are issued and outstanding. All such issued shares of common stock are duly authorized, validly issued, fully paid and non-assessable. Except for such issued shares of common stock, there exist no other shares of capital stock or other securities of the Company.

     (b) [Intentionally deleted.]

     (c) The delivery of the share certificates at the Closing representing the Shares will transfer to Investor good and valid title to such Shares, free and clear of all Encumbrances. Upon the Closing, the Shares will comprise 51.1% of the total issued and outstanding shares of common stock of the Company.

4. Other Commitments. Other than as expressly provided in this Agreement or any other Transaction Documents:

     (a) Except as set forth on Section 4(a) of the Disclosure Schedule, there are no existing options, warrants, calls, commitments, subscriptions, or other agreements to which the Company is a party, (i) requiring the issuance of any shares of capital stock or other securities of the Company, or (ii) entitling any Person to purchase or otherwise acquire any shares of capital stock or other securities of the Company;

     (b) There are no convertible securities or other similar obligations of the Company outstanding, which are convertible into or exchangeable for (i) shares of capital stock or other securities of the Company or (ii) any options, warrants, calls commitments, subscriptions, or other agreements requiring the issuance of, or entitling any Person to purchase or otherwise acquire, any shares of capital stock or other securities of the Company;

     (c) Except as set forth on Section 4(c) of the Disclosure Schedule, as of the Closing Date, there will be no shareholders’ pre-emptive rights (other than as provided under the articles of incorporation of the Company in accordance with Korean law), rights of first offer/refusal, or other similar rights with respect to the issuance of capital stock or other securities of the Company; and

     (d) Except as set forth on Section 4(d) of the Disclosure Schedule, as of the Closing Date, there will be no agreements to which the Company or Major Shareholder are a party, with respect to (i) management rights of the Company, or (ii) voting and/or transfer of shares of capital stock of the Company.

     (e) The corporate books of the Company, as previously made available to Investor, accurately reflect all corporate action of its board of directors and the shareholders of the Company.

5. Powers of Attorneys. Except as set forth on Section 5 of the Disclosure Schedule, the Company does not have general or special powers of attorney outstanding, any blank checks or promissory notes issued to any Person or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

6. Subsidiaries. All of the outstanding shares of capital stock or other equity interests of any Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are directly or indirectly owned by the Company owned free and clear of any Encumbrance and have not been issued in violation of, nor subject to, any preemptive, subscription or other similar rights.

     (a) Section 6(a) of the Disclosure Schedule sets forth (i) each subsidiary of the Company (“Subsidiary”), (ii) each jurisdiction in which the business of each of the Company and its Subsidiaries is subject to regulation, (iii) each Subsidiary’s name, place of incorporation or formation, the nature of its organization (e.g., corporation, partnership), the identities of its record ownership as of the date of this Agreement of all capital stock or other equity interests issued thereby (including direct and indirect ownership percentages), and (iv) any obligations of the Company and its Subsidiaries to purchase any equity securities of, or make any other equity investment in, any Person.

     (b) Except for the Subsidiaries and as set forth on Section 6(b) of the Disclosure Schedule, the Company does not own any capital stock, membership interests, security or other interest in any other Person, and except as set forth on Section 6(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any written or oral understanding or agreement to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

7. Other Investments; Other Business. Except as set forth on Section 7 of the Disclosure Schedule, as of the Closing Date, the Company will not be engaged in any joint venture or partnership with, or will not have made any investment in, any other Person.

8. Affiliate Transactions.

     (a) Section 8(a)(1) of the Disclosure Schedule sets forth a list of all transactions within the past two years of the date hereof between the Company, on the one hand, and any affiliate thereof (“Affiliate”), on the other hand, together with brief descriptions of the material terms of such transactions. Each of the transactions set forth on Section 8(a)(1) of the Disclosure Schedule has been conducted on the basis of prevailing market rates and terms such that from the Company’s perspective, except for the transaction set forth on Section 8(a)(2), each such transaction has been made on terms no less favorable to the Company than terms which would have been available from unrelated third parties.

     (b) Except as set forth on Section 8(b) of the Disclosure Schedule, there are no transactions between the Company, on the one hand, and an Affiliate thereof, on the other hand, which involve loans or guarantees.

9. Compliance with Laws, Charter Documents, and Agreements. Except as set forth on Section 9 of the Disclosure Schedule, the Company has complied with and the business of the Company (the “Business”) has been conducted in compliance with all laws applicable to the Company and the operation of the Business (including all applicable fair trade and antitrust laws), and no material capital expenditures will be required in order to ensure continued compliance therewith. The execution, delivery and performance by Major

Shareholder or by the Company of this Agreement and the other Transaction Documents (as applicable), and the completion of the transactions contemplated hereby and thereby, shall not constitute or result in the creation or imposition of any Encumbrances upon any properties or assets of Major Shareholder or the Company or a violation or breach of or default under, or cause or permit the termination or acceleration or loss of any rights, obligations or options of the Company under (i) any term or provision of the articles of incorporation of the Company; (ii) the terms of any Material Contract to which the Company is a party or by which it is bound or the terms of any agreement, indenture, instrument, understanding or other obligation to which Major Shareholder is a party or by which Major Shareholder is bound; or (iii) any term or provision of any law or of any government licenses or permits.

10. Regulatory Approvals and Other Consents. Section 10 of the Disclosure Schedule sets forth an accurate and complete description of each consent, approval, authorization, report, notice, filing, exemption or other requirement, whether prescribed by the articles of incorporation of the Company or by any Applicable Law, or whether required pursuant to the terms of any Material Contract, which must be obtained from any Person or any government authority or which must otherwise be satisfied by Major Shareholder or the Company, in order that neither (i) the execution and delivery by Major Shareholder and the Company of this Agreement and the other Transaction Documents nor (ii) the consummation of the transactions contemplated herein and therein, would cause any breach of the representations and warranties of Major Shareholder and/or the Company contained in this Schedule 3. Each such consent, approval, authorization, report, notice, filing, exemption or other requirement will be obtained or satisfied on or prior to the Closing Date.

11. Financial Statements. The Audited Financial Statements (complete copies of which have been delivered to Investor) (i) are true and correct in all respects, (ii) have been prepared in accordance with Korean GAAP, consistently applied, and (iii) fairly present, in all respects, the financial condition of the Company and the results of its operations and cash flows for the respective periods indicated therein. The Audited Financial Statements (i) were prepared in accordance with the books and records of the Company; (ii) contain and reflect adequate provisions for all reasonably anticipated liabilities for all taxes, with respect to the periods then ended and all prior periods; and (iii) with respect to contracts and commitments for the sale of goods or the provision of services by the Company, contain and reflect adequate reserves for all reasonably anticipated losses, costs and expenses. For purposes of this Agreement, “Audited Financial Statements” means the audited financial statements of the Company as at and for each of the fiscal years ended on December 31, 2002 and 2003, including the balance sheets, cash-flow statements and profit and loss statements, all prepared in accordance with Korean GAAP, consistently applied. In addition:

     (a) No Undisclosed Liabilities. Except for (i) those liabilities specifically reflected or reserved against on the balance sheet of the Company for the fiscal year ended on December 31, 2003 as contained in the Audited Financial Statement (the “Balance Sheet”), (ii) those current liabilities for trade or business obligations incurred since December 31, 2003 in the ordinary course of business (none of which liabilities is for breach of contract, breach of warranty, tort or infringement) or (iii) those liabilities otherwise disclosed in Section 11(a) of the Disclosure Schedule (none of which liabilities is for breach of contract, breach of warranty, tort or infringement), the Company as of the date hereof and the Closing Date does not have any liabilities which, individually or in the aggregate, are material to the Business, condition (financial or otherwise), operations, results of operations, regulatory status, prospects, assets or liabilities of the Company.

     (b) Adequate Reserves. Except as set forth on Section 11(b) of the Disclosure Schedule, the reserves, provisions and accruals disclosed on or reflected in the Balance Sheet and Audited Financial Statements are sufficient to provide for the liabilities or expected losses in respect of which they were established.

     (c) Inventories. Except as set forth in Section 11(c) of the Disclosure Schedule, all inventories shown on the Balance Sheet and all inventories existing as of the date hereof consisted of, and consist of, items of a quality and quantity usable and saleable in the ordinary course of business without markdown or discount, were, and are, merchantable and fit for their particular purpose.

     (d) Accounts Receivable. All accounts receivable accrued on the Balance Sheet and all accounts receivable existing as of the date hereof are bona fide, resulted from valid sales in the ordinary course of business without markdowns or discount, and were, and are, subject to no valid offsets or counterclaims. Except as set forth in Section 11(d) of the Disclosure Schedule, all such accounts receivable were, and are, owned by the Company free and clear of any Encumbrances.

     (e) Accounts Payable. All of the accounts payable on the Balance Sheet, and all accounts payable of the Company as of the date hereof, arose from bona fide purchases of goods or services in the ordinary course of business.

12. Ordinary Course of Business; No Material Adverse Change. Except as set forth on Section 12 of the Disclosure Schedule, since December 31, 2003, (i) the Company has conducted its business only in the ordinary course consistent with past practices and (ii) there has been no Material Adverse Change in the condition (financial or otherwise), assets, liabilities, business, operations, customers or prospects of the Company, or in the value or condition of its properties and assets. Neither Major Shareholder nor the Company knows or has reason to know of any facts or contingencies which could reasonably be expected to result in a Material Adverse Change in the condition (financial or otherwise), assets, liabilities, business, operations, customers or prospects of the Company, or in the value or condition of its properties and assets.

13. Tax Matters. Except as set forth on Section 13 of the Disclosure Schedule, all tax returns and other documents required to be filed in respect of all taxes due in relation to the Business have been duly and on a timely basis prepared and filed by the Company, and each tax return filed by the Company fully and accurately reflects their respective liability for all taxes for such year or period and accurately sets forth all items (to the extent required to be included or reflected in such returns) relevant to their future liabilities for all taxes, including the tax bases of their properties and assets. All taxes due in relation to the Business have been properly paid and collected by the Company. The Company has withheld accurate and proper amounts from all payments made to all Persons, including, without limitation, its officers, directors, employees, and any foreign company, in full compliance with Applicable Law, and such mounts have been timely paid to the appropriate tax authorities. No Korean national, provincial or local audits, examinations, investigations or other administrative proceedings or court proceedings are presently pending or threatened with respect to any taxes payable by the Company in relation to the Business. The provisions for taxes payable reflected in the Audited Financial Statements are fully adequate and correct. No extensions of time with respect to any date on which any tax return was or is to be filed by the Company or Major Shareholder is in force. There does not exist any taxes in delinquency (i.e., taxes not paid by the required time period for payment). Neither the Company nor Major Shareholder has waived or extended any applicable statute of limitations relating to the assessment of any taxes.

14. Licenses and Permits.

     (a) The Company has obtained all government licenses and permits necessary to conduct the Business and to own, use and operate its properties and assets used in the Business. Section 14(a) of the Disclosure Schedule sets forth each such government license and permit, together with its date of expiration and a brief description of its material terms. No other government license or permit is material to or necessary for the conduct of the Business by the Company as previously conducted during the twelve-month period prior to the date hereof, as presently conducted or as proposed to be conducted.

     (b) Each government license and permit set forth in Section 14(a) of the Disclosure Schedule is in full force and effect and the Company is now and has at all times in the past been in full compliance with the terms and conditions of each such license. No capital expenditures will be required in order to ensure continued compliance therewith.

     (c) There are no proceedings in progress, pending or threatened against Major Shareholder or the Company, which could result in the revocation, cancellation, limitation, amendment or suspension of any of the government licenses or permits set forth in Section 14(a) of the Disclosure Schedule.

15. Intellectual Property.

     (a) Section 15(a) of the Disclosure Schedule sets forth (i) a true and accurate identification of each registered Intellectual Property which relates to or is relevant to the products of the Company; and (ii) a true and complete list of all contracts and agreements to which the Company is a party either as licensee or licensor relating to any item of the Intellectual Property. The Company has delivered to Investor prior to the execution of this Agreement documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in such Intellectual Property, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use without reliance on the special knowledge or memory of any Person. For all purposes under this Agreement, “Intellectual Property” means all of the following rights owned or used by the Company in relation to the business of the Company: (i) all patents, patent applications and registration, utility models, utility model applications and registrations, trademarks, trade mark applications and registrations, service marks, service mark applications and registrations, industrial design, industrial design applications and registrations, trade names and internet domain names and all registrations and applications to register the same; (ii) copyrights, copyright applications and registrations; (iii) trade secrets, know-how, processes, technical information, confidential business information, drawings, specifications and inventions; and (iv) rights of the same or similar effect or nature as the foregoing rights in each case in any jurisdiction and related to the business of the Company which are owned, licensed or otherwise used or held for use by the Company. Except as disclosed in Section 15(a) of the Disclosure Schedule:

     (i) The Company owns or is licensed or otherwise possesses valid rights to use its Intellectual Property free and clear of all Encumbrances;

     (ii) The Company has not granted to any other Person any license or other rights to use the Intellectual Property presently owned by the Company;

     (iii) The transactions contemplated by this Agreement or the other Transaction Documents will not have any adverse effect on or otherwise limit in any way the ability of the Company to use the Intellectual Property in the manner in which it is presently used by the Company;

     (iv) All patents, copyrights and other registrations and all applications therefor listed in Section 15(a) of the Disclosure Schedule are valid and in full force and effect;

     (v) Except as set forth on Section 15(a)(v) of the Disclosure Schedule, there are no pending or threatened claims, actions, judicial or other adversary proceedings, disputes or disagreements involving Major Shareholder or the Company concerning any item of the Intellectual Property; and

     (vi) The Company has taken all reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets, and each employee of the Company and other Persons with access to the Company’s trade secrets have duly executed confidentiality agreements as prescribed by the board of directors of the Company.

     (b) The inventions which resulted within the scope of employee’s employment with the Company has been duly assigned to the Company, and that the Company owns all rights therein. The employee-inventor who invented such inventions has been duly compensated and does not have any rights to receive any additional compensation for such invention, and does not and will not challenge the company’s ownership of such invention.

     (c) Except for those Intellectual Properties found infringing in the claims listed on Section 15(a)(v), the use of the Intellectual Property in the Business as it is presently used does not and will not infringe upon, and neither Major Shareholder nor the Company has received any notice, complaint, threat or claim alleging infringement of, any patent, utility model, trademark, service mark, trade name, internet domain name, copyright, industrial design, trade secret or other intellectual property rights of any other Person.

     (d) Except as disclosed in Section 15(d) of the Disclosure Schedule, the Company may license, sub-license, assign or transfer any of its Intellectual Property (including any improvements or derivative works based thereon) without obtaining the consent or approval from any third party or being obligated to compensate a third party in connection with such license, assignment or transfer.

16. Real and Tangible Personal Property.

     (a) Section 16(a) of the Disclosure Schedule sets forth an accurate and complete list of (i) each Real Property owned, leased or used by the Company or otherwise necessary for the business of the Company as heretofore conducted, presently conducted and proposed to be conducted, and (ii) all Encumbrances relating to or affecting any Real Property. For all purposes under this Agreement, “Real Property” means (x) all real properties owned by the Company or in which the Company has any interest (including without limitation the right to use), together with all buildings, fixtures, plant and other improvements located thereon or attached thereto, and (y) all of the Company’s rights arising out of the ownership or use thereof, and all subleases, franchises, licenses, permits, easements, and rights-of-way which are appurtenant thereto. Except as disclosed in Section 16(a) of the Disclosure Schedule, the Company has (i) good and marketable title to and ownership of each of its owned Real Property, and (ii) a right of prior and continuing possession to each other Real

Property, whether such right arises by virtue of a lease, easement, license or otherwise, in each case free of any Lien or Other Encumbrance. All of the buildings, fixtures and other improvements constituting a part of the Real Property are in good operating condition and repair. The Company is not in default under any agreements with respect to any of the leased Real Property and the other parties to such agreements are not in default of any mortgage, covenant or other agreement relating to the leased Real Property.

     (b) The Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all Tangible Personal Property used in or reasonably necessary for the conduct of their business, including all Tangible Personal Property reflected on the balance sheet included in the Audited Financial Statements and Tangible Personal Property acquired since December 31, 2003 other than property disposed of since such date in the ordinary course of business consistent with past practice. Except as set forth on Section 16(b)(1) of the Disclosure Schedule, all such Tangible Personal Property is free and clear of all Encumbrances and is in good working order and condition, ordinary wear and tear excepted, and its use complies with all Applicable Law. Section 16(b)(2) of the Disclosure Schedule sets forth an accurate and complete description of each Tangible Personal Property owned and leased by the Company (the “Leased Tangible Personal Property”). The Company has good and marketable title to and ownership of all Leased Tangible Personal Property. For purposes of this Agreement, “Tangible Personal Property” means all machinery, equipment, trucks, automobiles, furniture, supplies, spare parts, tools, stores and other tangible personal property owned by the Company or in which the Company has any interest (including the right to use).

17. Environmental Matters.

     (a) The Company is in compliance with all applicable environmental laws in relation to the conduct of the Business and the operation and maintenance of the properties and assets used in the Business.

     (b) Except as disclosed in Section 17(b) of the Disclosure Schedule, the Company is in compliance in all respects with all terms and conditions of any and all required environmental permits and licenses and all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable environmental laws, and any notice or demand letter issued, entered, promulgated or approved thereunder. The Company has not received any written notice of any violation of or non-compliance with any environmental laws.

     (c) As of the date hereof, the Company has obtained all environmental permits and licenses necessary to conduct the Business and to own, use and operate its properties and assets used in the Business.

     (d) No environmental release of any Hazardous Materials has occurred on or from the properties or assets used in the Business or has resulted from the operation of the Business where for purposes of this Agreement “Hazardous Materials” means (i) any petroleum, petroleum products or petroleum derivatives, radioactive materials, asbestos, any equipment containing polychlorinated biphenyls and radon gas; (ii) any chemicals, materials or substances referred to as being hazardous substances, hazardous wastes, hazardous materials, toxic substances, contaminants or pollutants or words of similar import under Applicable Law; and (iii) any other chemical, material or substance, the use or management of which and/or exposure to which is prohibited, limited or regulated by any government authority.

     (e) No facts, past or present events or conditions interfere with or prevent continued material compliance by the Company with, or give rise to any material present or potential legal or statutory liability of the Company under any applicable environmental law.

     (f) There is no pending civil or criminal litigation, notice of violation or administrative proceeding involving the Company relating in any way to any applicable environmental law (“Environmental Claim”) and there are no facts or circumstances in existence which could form the basis for any such Environmental Claim.

     (g) The Company has no liability (actual or contingent) to make good, repair, re-instate or clean up any of its assets on or before the date of this Agreement owned, occupied, possessed or used by it in connection with the operation of the Business. No fact or circumstance exists which might give rise to this type of liability. All measures are and have been taken by the Company to minimize exposure to loss, cost or liability of the Company in relation to the treatment, disposal, storage or transport of its waste once such waste is or has been out of the direct control of the Company.

     (h) There is no applicable environmental law which is either proposed or has been enacted but is not yet in force, which is expected to have an adverse consequence on the future operation of the Business or require expenditure to achieve compliance with such environmental law.

     (i) No land (including without limitation any surface or subsurface water) owned, leased, occupied or used by the Company in connection with the operations of the Business on or at any time before the date of this Agreement is or has contained, or is or has been affected by, any Hazardous Materials in violation of Applicable Law. The buildings or structures on such land contain no asbestos which is in a condition which may pose a threat to human health. The operation of the Business on such land does not involve and has never involved the use, or storage of any radioactive substance or any polychlorinated biphenyl in violation of Applicable Law.

     (j) The Company has not transported or arranged for the transportation of any Hazardous Material to any location that may lead to Environmental Claims against the Company.

     (k) No Hazardous Material generated by the Company has been recycled, treated, stored, disposed of or released by the Company at any location in violation of Applicable Law.

     (l) No Encumbrances have arisen under or pursuant to any applicable environmental law on any site or facility owned, operated or leased by the Company and no government authority action has been taken is in process that could subject any such site or facility to such Encumbrances, and the Company would not be required to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it in any deed to the real property on which such site or facility is located.

     (m) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, the Company in relation to any site or facility now or previously owned, operated or leased by the Company which have not been delivered to the Investor prior to the execution of this Agreement.

18. Material Contracts.

     (a) Section 18(a)(1) of the Disclosure Schedule sets forth an accurate and complete list of each Material Contract. With respect to each Material Contract, (i) it is in full force and effect and is the legal, valid and binding obligation of the other contracting party enforceable in all respects, (ii) the Company is entitled to all benefits thereunder free and clear of any Encumbrances. Except as disclosed in Section 18(a)(2) of the Disclosure Schedule:

     (i) The Company has timely performed all of the obligations required to be performed by it under the Material Contracts, and the Company does not and has no reason to believe that it will not henceforth be able to timely perform all of the obligations required to be performed by it thereunder.

     (ii) The Company is not in default or breach of any of its obligations under any Material Contract to which it is a party or by which it is bound and will have fulfilled all obligations required pursuant to each Material Contract. There exists no state of facts which, after notice or lapse of time or both, would constitute a default or breach under any Material Contract.

     (iii) No other party to a Material Contract is now in default or breach of any of its obligations thereunder or has breached the same in any respect within the twelve-month period prior to the date hereof. There is no anticipated breach thereof by any such party; and there are not now, nor have there been in the twelve-month period prior to the date hereof, any disagreements or disputes between the Company and any other party to any Material Contract relating to the validity or interpretation of such Material Contract or to the performance by any party thereunder.

     (iv) The Company has not received any notice that any party to any Material Contract intends to cancel or terminate any such Material Contract or to exercise or not to exercise any option thereunder.

     (b) Except as disclosed in Section 18(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, nor bound by, any contract or agreement, or any provision of its articles of incorporation which (i) restricts the conduct of its business anywhere in the world or (ii) contains any unusual or burdensome provisions which could reasonably be expected to have a Material Adverse Effect.

19. Labor and Employment Matters.

     (a) Section 19(a) of the Disclosure Schedule sets forth a true and current list of all of the Company’s employment-related agreements, rules, plans and benefits (“Labor Agreements”) in effect as of the date hereof. Except as disclosed in Section 19(a)(i) of the Disclosure Schedule:

     (i) there has been no change in the key employees of the Company or to their responsibilities during the past twelve (12) months (except as a result of the transactions contemplated herein or in the other Transaction Documents);

     (ii) no key employee of the Company and no group of employees of the Company has expressed his, her or its plans to: (1) terminate his, her or its employment; or (2) not be employed by the Company; and

     (iii) the Company does not have any labor relation problems.

     (b) Except as disclosed in Section 19(b) of the Disclosure Schedule, the Company has complied with all Labor Agreements and all Applicable Law relating to the employment and use of labor. Except as disclosed in Section 19(b) of the Disclosure Schedule, there is no:

     (i) labor related petition, complaint, litigation or any other claim against the Company pending before any government authority or any other labor grievance pending against the Company;

     (ii) pending labor strike or other labor trouble affecting the Company;

     (iii) labor union for the Company; or

     (iv) wages, salary, benefits or any other employee or labor related obligations that have become due but have not been fulfilled by the Company.

     In addition, (i) none of the matters specified in clauses (i) through (iv) above is threatened against the Company; (ii) no union organizing activities have taken place with respect to the Company; and (iii) no basis exists for which a claim may be made under any of the Labor Agreements, established practices and/or Applicable Law relating to the employment and use of labor of the Company. None of Major Shareholder, the Company, nor any of the Company’s employees have been engaged in any activities in connection with the recruitment of employees for the Company, which violate or are likely to result in a violation of any confidentiality, non-compete or non-solicitation agreements with any third parties.

     (c) Except as disclosed in Section 19(c) of the Disclosure Schedule, as of the date hereof, the Company does not have and is not subject to any obligation or liability under any pension plan, deferred compensation plan, retirement income plan, stock option or stock purchase plan, profit sharing plan, bonus plan or policy, employee group insurance plan, hospitalization plan, disability plan or other employee benefit plan, program, policy or practice with respect to any of the employees engaged in the Business. Each of the employee benefit or pension plans set forth in Section 19(c) of the Disclosure Schedule has been operated and administered in all respects in accordance with its terms and Applicable Law. There is no pending claim by any employee engaged in the Business against the Company relating to any employee benefit or pension plan, program, policy or practice.

20. No Conflict of Interest. Except as disclosed in Section 20 of the Disclosure Schedule, neither Major Shareholder nor an Affiliate of the Company (i) owns, directly or indirectly, any interest (other than passive investments not exceeding one percent (1%) of the total issued and outstanding securities of publicly held and traded companies), or is a shareholder, officer, director, employee, representative, agent or consultant of, any Person that is a competitor, lessor, lessee, customer or supplier of the Company, (ii) holds a beneficial interest in any contract to which the Company is a party, (iii) owns, directly or indirectly, in whole or in part, any Real Property, Tangible Personal Property or Intellectual Property, which the Company owns or uses or the use of which is necessary for the Business, or (iv) has any cause of action or other claim whatsoever against the Company.

21. Litigation. Section 21 of the Disclosure Schedule sets forth the complete list of pending or threatened litigation, adverse claims, disputes, governmental investigations, arbitration, administrative suits, actions or other proceedings of any nature, domestic or foreign, criminal or civil, by or against Major Shareholder or the Company or the Business or their respective properties. Except as disclosed in Section 21 of the Disclosure Schedule, there are no pending threatened litigation, adverse claims, disputes, governmental investigations, arbitration, administrative suits, actions or other proceedings of any nature, domestic or foreign, criminal or civil, by or against Major Shareholder or the Company or their respective businesses, operations or properties, which, if adversely determined, could reasonably be expected to have or result in a Material Adverse Effect, or which challenge the validity or legality of this Agreement or of any other Transaction Documents or any terms or conditions hereof or thereof, or which seek to restrain, enjoin or prohibit or otherwise adversely affect any of the transactions contemplated hereby or by the other Transaction Documents.

22. Insurance. The Company has subscribed for adequate insurance coverage for the protection of its Business and for the protection of its directors and officers. All premiums for such insurance policies have been paid in full and such policies are in full force and effect. Section 22 of the Disclosure Schedule sets forth all insurance policies of the Company.

23. Suppliers and Customers. Section 23 of the Disclosure Schedule sets forth a correct and current list of all customers of the Business who purchased more than KRW 12,000,000 of products or services from the Business during the last fiscal year (the “Customers”). The relationship of the Company with its suppliers, who supply the Company with more than KRW 12,000,000 of products or services (which suppliers are disclosed in Section 23 of the Disclosure Schedule (the “Suppliers”)), and Customers are good commercial working relationships and no Person who was a Supplier or Customer of the Business or the Company at any time since December 31, 2003 has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company or has since such date decreased or limited, or threatened to decrease or limit, its services, supplies or materials to the Company or its purchases of the services or products of the Company, as the case may be. The transactions contemplated under this Agreement and the other Transaction Documents will not adversely affect the relationship of the Company with any Supplier or Customer.

24. Products Liability.

     (a) Claims and Occurrences. Except as disclosed in Section 24(a) of the Disclosure Schedule, (i) there is no claim now pending or threatened by or before any government authority alleging any defect in any product manufactured (including the Company’s inventory), shipped, sold or delivered or any services provided by the Business or the Company, (ii) there has not within the last three (3) years been any general return, product recall or post-sale warning or similar action with respect to any product manufactured, shipped, sold or delivered or any service provided by the Business or the Company, or any investigation by any government authority concerning whether to undertake or not undertake any of the above described actions; and (iii) except as disclosed in Section 24(a) of the Disclosure Schedule within the last three (3) years there have been no defects in, failures to warn, or breaches of express or implied warranties or representations with respect to, any product manufactured, shipped, sold or delivered or service provided by the Business or the Company.

     (b) Compliance With Standards. All manufacturing standards applied, testing procedures used, and product specifications disclosed to customers by the Business or the Company comply in all respects with all Applicable Law, UL standards or any other such standards that the Company may represent compliance with to their customers. Except as disclosed in Section 24(b) of the Disclosure Schedule, there are no pending, or threatened, claims under or pursuant to any warranty, whether expressed or implied, on products or services sold or provided by the Business or the Company.

     25. No Brokers. No agent, broker, finder, investment or commercial banker, or other

Person engaged by or acting on behalf of the Company in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage, finder’s or other similar fee or commission as a result of this Agreement or such transactions.

26. Full Disclosure. All documents and other papers delivered to Investor by or on behalf of Major Shareholder or the Company in connection with this Agreement and the other Transaction Documents and the transactions contemplated herein and therein are accurate, complete and authentic. Furthermore, the information furnished to Investor by or on behalf of Major Shareholder or the Company in connection with this Agreement and the other Transaction Documents and the transactions contemplated herein and therein does not contain any untrue statement of fact and does not omit to state any fact necessary to make the statements made, in the context in which they are made, not false or misleading. There is no fact, material, document or information that the Company or Major Shareholder has not disclosed to Investor in writing which could have a Material Adverse Effect.